Exhibit 99.1

DELCATH ENHANCES BOARD OF DIRECTORS WITH APPOINTMENT OF INDUSTRY VETERAN, DR. SIMON PEDDER

Distinguished Scientist And Pharmaceutical Executive Brings More Than 30 Years Of Drug Development Leadership

NEW YORK (November 20, 2017) – Delcath Systems, Inc. (OTCQB: DCTHD), an interventional oncology company focused on the treatment of primary and metastatic liver cancers, announces that Simon Pedder, Ph.D., a scientist and pharmaceutical executive with a greater than 30-year career in drug development, has joined the Delcath Board of Directors effective November 14, 2017.

Dr. Pedder currently serves as Chief Business and Strategy Officer at Athenex, Inc., a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer. During his long career in drug development, Dr. Pedder has held several leadership positions including President and CEO of Cellectar Biosciences, President and CEO of Chelsea Therapeutics, Executive Officer and Vice President of Oncology Pharma Business at Hoffmann-LaRoche, Life Cycle Leader and Global Project Leader of Pegasys/IFN and Head of the Hepatitis Franchise at Hoffmann-LaRoche.

Dr. Pedder led the late stage development and commercial launch of multiple proprietary pharmaceutical products, including Pegasys®, Copegus® and Northera®, which will benefit Delcath as it moves through its phase III clinical trials and NDA submission for the Ocular Melanoma and Intrahepatic Cholangiocarcinoma indications. The Board of Delcath has determined that Dr. Pedder is a key addition due to his expertise in late stage drug development.

Roger G. Stoll, Ph.D., Chairman of the Board of Delcath, commented on Dr. Pedder’s appointment, “We are delighted to welcome Simon to our Board. Simon is a key addition to the team with his experience in late-stage development and in collaborating with the FDA on several products leading to approval. Simon’s considerable experience in the late-stage development of oncology drugs will provide valuable insights and strategic guidance as we work to execute our Clinical Development Plan for Melphalan/HDS.”

Jennifer K. Simpson, Ph.D., President & CEO of Delcath Systems, added, “Simon’s expertise and proven track record executing the final stages of oncology product development and successful commercial launches will further enhance our endeavors to bring our therapy to market. We expect his guidance will be a significant benefit to Delcath as we advance our phase 3 clinical trials and NDA submissions for Melphalan/HDS as a treatment for ocular melanoma that has metastasized to the liver and for intrahepatic cholangiocarcinoma. We look forward to bringing our potentially life-extending therapy closer to commercial approval in the United States.”

“I look forward to bringing my many years of experience to bear in guiding management to advance its late-stage clinical oncology programs to benefit patients suffering with cancers of the liver,” noted Dr. Pedder.

Dr. Pedder received his Ph.D. in Pharmacology from the College of Medicine at the University of Saskatchewan in Canada, where he was a faculty member in the Department of Pharmacology at the College of Medicine. Dr. Simon earned a Master of Science in Toxicology from Concordia University in Montreal, Canada, a Bachelor of Science in Environmental Studies from the University of Waterloo in Canada and completed the Roche-sponsored Pharmaceutical Executive Management Program at Columbia Business School in New York City.

About Delcath Systems

Delcath Systems, Inc. is an interventional oncology Company focused on the treatment of primary and metastatic liver cancers. Our investigational product – Melphalan Hydrochloride for Injection for use with the Delcath Hepatic Delivery System (Melphalan/HDS) – is designed to administer high-dose chemotherapy to the liver while controlling systemic exposure and associated side effects. We have commenced a global Phase 3 FOCUS clinical trial for Patients with Hepatic Dominant Ocular Melanoma (OM) and plan to initiate a Registration trial for intrahepatic cholangiocarcinoma (ICC) in the fall of 2017. Melphalan/HDS has not been approved by the U.S. Food & Drug Administration (FDA) for sale in the U.S. In Europe, our system has been commercially available since 2012 under the trade name Delcath Hepatic CHEMOSAT® Delivery System for Melphalan (CHEMOSAT), where it has been used at major medical centers to treat a wide range of cancers of the liver.

Forward Looking Statements

Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to: the timing and results of the Company’s clinical trials including without limitation the OM and ICC clinical trial programs, timely enrollment and treatment of patients in the global Phase 3 OM clinical trial, IRB or ethics committee clearance of the Phase 3 OM and ICC Registration trial protocols from participating sites and the timing of site activation and subject enrollment in each trial, the impact of the presentations at major medical conferences and future clinical results consistent with the data presented, approval of Individual Funding Requests for reimbursement of the CHEMOSAT procedure, the impact, if any of ZE reimbursement on potential CHEMOSAT product use and sales in Germany, clinical adoption, use and resulting sales, if any, for the CHEMOSAT system to deliver and filter melphalan in Europe including the key markets of Germany and the UK, the Company’s ability to successfully commercialize the Melphalan HDS/CHEMOSAT system and the potential of the Melphalan HDS/CHEMOSAT system as a treatment for patients with primary and metastatic disease in the liver, our ability to obtain reimbursement for the CHEMOSAT system in various markets,, approval of the current or future Melphalan HDS/CHEMOSAT system for delivery and filtration of melphalan or other chemotherapeutic agents for various indications in the U.S. and/or in foreign markets, actions by the FDA or other foreign regulatory agencies, the Company’s ability to successfully enter into strategic partnership and distribution arrangements in foreign markets and the timing and revenue, if any, of the same, uncertainties relating to the timing and results of research and development projects, and uncertainties regarding the Company’s ability to obtain financial and other resources for any research, development, clinical trials and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Delcath Investor Relations

Email: investorrelations@delcath.com